Exhibit 23.1



    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      As independent registered public accountants, we hereby consent to the use, in this Registration Statement on Form SB-2, our report dated June 23, 2005, relating to the consolidated financial statements of Gold Standard, Inc. and subsidiaries as of October 31, 2004 and for the years ended October 31, 2004 and 2003 and for the cumulative period from November 1, 1996 to October 31, 2004, which appear in such Registration Statement. We also consent to the reference to us under the heading "experts" in such Registration Statement. It should be noted that we have not audited any financial statements of the company subsequent to October 31, 2004, or performed any audit procedures subsequent to the date of our report.

    /s/ Mayer Hoffman McCann P.C.


    MAYER HOFFMAN MCCANN P.C.
    Salt Lake City, Utah
    August 10, 2005